Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION COMPLETES $69.0 MILLION

MORTGAGE FINANCING ON HILTON BOSTON BACK BAY HOTEL

MCLEAN, VA, December 6, 2005—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has closed on a $69.0 million fixed-rate mortgage loan. The loan is secured by the 385-room Hilton Boston Back Bay Hotel located in downtown Boston, Massachusetts. The seven-year loan was provided by Connecticut General Life Insurance Company and carries an annual fixed rate of 5.96%.

Douglas W. Vicari, Highland’s EVP and Chief Financial Officer, stated, “This long-term, fixed financing has provided us with capital at attractive pricing to move forward with additional investments that we have targeted in our pipeline. We are very pleased to have worked with Connecticut General, continuing a strong relationship that has closed on four loans totaling $153 million over the past 15 months.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The company owns 22 hotel properties with an aggregate of 6,564 rooms in 11 states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.